The Board of Directors
Paine Webber Group, Inc.

We consent to the incorporation by reference in the registration statement dated October 13, 1995 (Nos. 33-52695-0 and 33-52695) on Amendment No. 1 to Form S-3 filed by Paine Webber Group Inc. to the use of our report dated February 8, 1995, with respect to the combined statement of assets acquired and liabilities assumed of the Real Estate, Eurobond, Retail Brokerage and Asset Management Businesses ("Purchased Businesses") of Kidder, Peabody Group Inc. as of December 26, 1994 or date prior to transfer (the Real Estate and Eurobond Businesses are combined on their respective closing dates - December 9 and December 16, 1994), and with respect to the combined statement of operations of the Purchased Businesses for the years ended December 27, 1993, December 28, 1992 and December 30, 1991, which report appears in the Form 8-K/A of Paine Webber Group Inc. dated February 22, 1995.


                                   /s/ KPMG Peat Marwick LLP

New York, New York
October 13, 1995